Exhibit 99.1

NEWS from

801 Louisiana, Suite 700

Houston, Texas 77002

Phone (713) 780-9494

Fax (713) 780-9254

Contact:

Robert C. Turnham, President

Robert T. Barker, Interim-CFO

FOR IMMEDIATE RELEASE

GOODRICH PETROLEUM ANNOUNCES EMERGENCE FROM BANKRUPTCY

HOUSTON, October 12, 2016 /PRNewswire/ — Goodrich Petroleum Corporation (the “Company”) today announced that it has satisfied the conditions precedent to the effectiveness of its First Amended Joint Chapter 11 Plan of Reorganization (the “Plan of Reorganization”), which was confirmed by the United States Bankruptcy Court for the Southern District of Texas on September 28, 2016, and has emerged from bankruptcy.

By working constructively with its creditors and other stakeholders, the Company emerged from bankruptcy with the same assets and having substantially reduced its total long-term debt and cost structure, which provides the post-emergence Company with a significantly improved capital structure to maximize the value of its asset portfolio.

In conjunction with its emergence from bankruptcy and pursuant to the Plan of Reorganization, the Company received $40.0 million in new capital through the issuance of Convertible Second Lien Senior Secured Notes due 2019. $20 million of the new capital was used to pay down the Company’s outstanding borrowings under its previous senior credit facility to $20 million, which is now the outstanding principal amount of the Company’s new senior secured credit facility led by Wells Fargo Bank, National Association as administrative agent. The Company also has $20 million in cash from the new capital to fund initial development of its Haynesville Shale drilling program.

Furthermore, effective today, the Company’s Board of Directors will be comprised of Walter G. Goodrich and Robert C. Turnham, Jr., who are existing directors of the Company, together with new directors Ronald F. Coleman, Eugene I. Davis, K. Adam Leight, Timothy D. Leuliette and Thomas M. Souers.

In accordance with the Plan of Reorganization, the Company’s existing common stock has been cancelled, and its new common stock will be issued to the second lien notes claim holders, unsecured notes claim holders, general unsecured claim holders and management. The Company anticipates that its common stock will be traded on the OTC Markets marketplace within 2-3 weeks, with plans to list on a major exchange at a later date.

Additional information about the Company’s emergence from bankruptcy, including copies of documents related to the exit financing, will be provided in a Form 8-K, which can be viewed on the Company’s website: www.goodrichpetroleum.com, or the Securities and Exchange Commission’s (“SEC”) website at www.sec.gov. Court filings and other information related to the Plan of Reorganization are available at a website administered by the claims agent, BMC, at www.bmcgroup.com/goodrich.

Lazard acted as financial advisor and Vinson & Elkins L.L.P. acted as legal counsel to the Company in connection with the bankruptcy process.

About Goodrich Petroleum Corporation

Goodrich Petroleum is an independent oil and gas exploration and production company. Goodrich Petroleum is headquartered in Houston, Texas. For more information, please visit the Company’s website at www.goodrichpetroleum.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this news release regarding future expectations and plans for future activities may be regarded as “forward looking statements.” Such forward-looking statements are subject to various risks, such as financial market conditions, changes in commodities prices and costs of drilling and completion, operating hazards, drilling risks, and the inherent uncertainties in interpreting engineering data relating to underground accumulations of oil and gas, as well as other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other subsequent filings with the SEC. Although the Company believes that the expectations reflected in such forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

SOURCE Goodrich Petroleum Corporation

Robert C. Turnham, Jr., President, +1-713-780-9494